Exhibit 99.1

CEO & Executive Bonus Program – 2006

Purpose and Effective Date

The purpose of the CEO & Executive Bonus Program is to provide the Participants (defined below) an incentive to attain and /or exceed corporate goals as well as to create additional retention incentives, and, for the Executive Participants (defined below), to provide an incentive to attain and/or exceed personal and departmental goals.

The effective date of the CEO & Executive Bonus Program for 2006 is January 1, 2006.

Participants

The positions participating in the CEO & Executive Bonus Program are the following (or their equivalent/replacement):

Chairman and CEO
Vice President and Chief Financial Officer	Vice President of Corporate Development
Vice President of Marketing	Vice President of Engineering
Vice President of Customer Operations	Chief Strategy Officer
Vice President and General Counsel

Together, the “Participants,” and Participants excluding the Chairman and CEO, the “Executive Participants”

Corporate Financial Goals

Annual Corporate Financial Goals

2006 Annual Revenue Target	To be set by Compensation Committee
2006 Annual Earnings Target	To be set by Compensation Committee

Quarterly Corporate Financial Goals

2006 Quarterly Revenue Targets	To be set by Compensation Committee
2006 Quarterly Earnings Targets	To be set by Compensation Committee

Personal Goals

Each Executive Participant will have Personal Goals approved by the CEO for each quarter of 2006. The CEO will also approve the percentage of the Personal Goal component attributable to each individual quarterly goal.

Bonus Payout Calculation

Annual Bonus

Annual Corporate Financial Goal attainment:

Participant’s Bonus Target is equivalent to 100% attainment. 50% of the Annual Corporate Financial Goal is allocated to Annual Revenue Target attainment (“Annual Revenue Bonus”) and 50% of the Annual Corporate Financial Goal is allocated to Annual Earnings Target attainment (“Annual Earnings Bonus”).

Annual Earnings Increment: To be set by Compensation Committee

Revenue Bonus decelerators/accelerators:

•	Annual Revenue Bonus is reduced by 25% for every 1% below the Annual Revenue Target.

•	Annual Revenue Bonus is increased by 10% for every 1% Annual Revenue is above the Annual Revenue Target.

Earning Bonus decelerators/accelerators:

•	Annual Earnings Bonus is reduced by 25% for every Annual Earnings Increment below the Annual Earnings Target.

•	Annual Earnings Bonus is increased by 7.5% for each Annual Earnings Increment above the Annual Earnings Target.

For the CEO, the bonus payout is entirely dependent upon the attainment of the Annual Corporate Financial Goals as provided for above.

For Executive Participants, this Program is a “double trigger” Program, and Executive Participants must meet both the Annual Corporate Financial Goals and Personal Goals to attain 100% payout. 100% of the Executive Participant’s Target Bonus is “at risk” for attainment of Annual Corporate Financial Goals, and 50% of Executive Participant’s Modified Bonus Target (defined below) is “at risk” for attainment of Personal Goals. Bonus Payments are calculated as follows:

First, a determination must be made as to the attainment of the Annual Corporate Financial Goals as provided for in the formula above. Once it is determined what the percentage is, if any, of Annual Corporate Financial Goal attainment, that percentage is applied against the Bonus Target to determine the Modified Bonus Target. The Executive Participant’s bonus payout will then equal 50% of the Modified Bonus Target plus the Personal Goal attainment percentage times 50% of the Modified Bonus Target (in other words, half of the resultant Modified Bonus Target is “at risk” based on attainment of Personal Goals). Example: Executive Participant has a $100,000 Bonus Target, the percentage of Annual Corporate Financial Goal attainment is 75% (based on the above formula) and the Executive Participant had 80% Personal Goal attainment. The Modified Bonus Target would be $75,000 and the Participant’s resultant bonus payout would be $67,500 [$37,500 + .8($37,500)].

Any Quarterly Bonus payouts made pursuant to the provisions below shall be deducted from Annual Bonus amounts otherwise payable according to the above provisions prior to any Annual Bonus payout.

Quarterly Bonus

All Participants shall be eligible for non-refundable, quarterly payouts against any annual payout as follows:

•	The maximum Quarterly Bonus shall equal 12.5% of the Participant’s Bonus Target per quarter (the “Quarterly Bonus Target”)

•	For Executive Participants, the Quarterly Bonus is “double trigger” and calculated in the same manner as the Annual Bonus (e.g., 100% of the Executive Participant’s Quarterly Bonus Target is “at risk” for attainment of Quarterly Corporate Financial Goals, and 50% of Executive Participant’s Modified Quarterly Bonus Target is “at risk” for attainment of Personal Goals)

•	For the CEO, the Quarterly Bonus is entirely dependent upon the attainment of the Quarterly Corporate Financial Goals

•	50% of the Quarterly Corporate Financial Goals are allocated to attainment of the applicable Quarterly Revenue Target (the “Quarterly Revenue Bonus”) and 50% of the Quarterly Corporate Financial Goals are allocated to attainment of the applicable Quarterly Earnings Target (the “Quarterly Earnings Bonus”)

•	Attainment of Quarterly Corporate Financial Goals includes decelerators as follows (there are no quarterly accelerators):

•	Quarterly Revenue Bonus is reduced by 25% for every 1% below the applicable Quarterly Revenue Target

•	Quarterly Earnings Bonus is reduced by 25% for every Quarterly Earnings Increment below the applicable Quarterly Earnings Target

Termination of Employment and Hires or Transfers

The 2006 bonus year period is January 1, 2006 to December 31, 2006. In order to be eligible for an annual bonus the Participant must be employed by WatchGuard at the time of the Company’s public release of operating results for the year ended December 31, 2006; in order to be eligible for a quarterly bonus the Participant must be employed by WatchGuard at the time of the Company’s public release of operating results for the applicable quarter.

A Participant joining the Program during the 2006 bonus year period will be eligible for a bonus on a proportional basis for the period of the year and full quarters they were a participant, subject to the employment criteria stated above and modification by the CEO for any Executive Participant and by the Compensation Committee for any CEO Participant.

Final decision for eligibility for an employee joining the Company after January 1, 2006 or that transfers internally after that date will be at the discretion of the CEO for an Executive Participant and of the Compensation Committee for any CEO Participant.

Bonus Program Administration

The Company, acting through its CEO, has the authority to construe and interpret this program, including the authority to remedy and resolve ambiguities and decide all questions relating to eligibility or bonus calculations/payouts under this program, except as this program applies to the CEO Participant, in which case such authority rests with the Compensation Committee,.

Employment Relationship

Nothing in this program shall be construed to be a contract of employment nor is it intended to alter the Company’s at-will employment relationship with any employee.

Modification and Termination

Although the Company intends this program to be effective through year-end, the Compensation Committee may modify or terminate this program, including by modifying or canceling payouts otherwise payable under this program, at any time and in their sole discretion.